UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 19, 2005

MATTHEWS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	0-9115	25-0644320
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

 Two NorthShore Center, Pittsburgh, PA     15212-5851
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (412) 442-8200

Item 7.01 Regulation FD Disclosure

On December 19, 2005, Matthews International Corporation (“Matthews”) reported that The York Group, Inc. (“York”), a wholly-owned subsidiary of Matthews, has declined to exercise its right of first refusal under its distribution agreement with Yorktowne Caskets, Inc. ("Yorktowne") and, accordingly, will not match the offer of Batesville Services, Inc., an affiliate of Batesville Casket Company (“Batesville”), to purchase the stock of Yorktowne for approximately $58 million.

A copy of the press release is attached hereto as Exhibit 99.1.

Yorktowne, which is York’s largest independent distributor, entered into a distributor agreement with York in April 2005. Under the distributor agreement, which is in effect until April 15, 2007, Yorktowne is required to purchase all of its requirements for wood and metal caskets from York, with minimum annual purchase requirements. The agreement also prohibits a “substantial change of control” of Yorktowne without York’s prior written consent. York has not consented to any substantial change of control of Yorktowne. Currently Batesville, Yorktowne, and the shareholders of Yorktowne are subject to a preliminary injunction prohibiting them from completing the proposed purchase of Yorktowne. That preliminary injunction is subject to a pending appeal, but it remains in effect unless and until it is dissolved by the court.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release, dated December 19, 2005, issued by Matthews International Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTHEWS INTERNATIONAL CORPORATION
(Registrant)

By Steven F. Nicola

Steven F. Nicola
Chief Financial Officer,
Secretary and Treasurer

Date: December 19, 2005